EXHIBIT 10.7
EMPLOYMENT AGREEMENT
     AGREEMENT, dated as of the 28th day of October, 2005, by and among Argo-Tech Corporation, a Delaware corporation (the “Company”), and Paul R. Keen (the “Executive”).
     WHEREAS, the Company desires to employ the Executive and the Executive is willing to accept employment with the Company, all on the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, for the period commencing on the date hereof (the “Effective Date”) and ending as provided in the next sentence (such period, the “Employment Period”). The Employment Period shall end on the third anniversary of the date hereof; provided, that the Employment Period shall automatically be renewed for successive one-year periods, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 90 days prior to the expiration of the Employment Period; provided, however, the Employment Period shall be subject to early termination as provided in Section 3 hereof.
     2. Terms of Employment.
     (a) Position and Duties. During the Employment Period, the Executive shall serve as Executive Vice President and General Counsel of the Company with the appropriate authority, duties and responsibilities as are customarily attendant to such position at other similarly situated companies with significant private equity ownership, subject, in all instances, to the general supervisory power of the Company’s board of directors (the “Board”) under applicable corporate law.
          (i) During the Employment Period, Executive shall report solely and directly to the Chief Executive Officer of the Company (the “CEO”) and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Company and to use the Executive’s reasonable best efforts to perform faithfully and efficiently the duties and responsibilities assigned to Executive hereunder.
          (ii) The Executive represents and warrants to the Company (A) that he is able to enter into this Agreement, that his ability to enter into this Agreement and to fully perform his duties of employment are not limited to or restricted by any agreements, understandings instruments, orders, judgments or decrees to which Executive is a party or by which he is bound, (B) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person, and (C) upon the execution and delivery of this Agreement by the Employer, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.
     (b) Compensation.
          (i) Annual Base Salary. The Executive shall receive an annual base salary (as in effect from time to time, the “Annual Base Salary”) of $279,926, which Annual Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Annual Base Salary will be subject to periodical review in accordance with Company policy, and the Executive’s Base Salary shall be increased annually by no less than a percentage equal to the percentage increase, if any, in the Consumer Price Index in the prior twelve month period.
          (ii) Annual Bonus. During the Employment Period, the Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) based on performance criteria relating to the Company’s and the Executive’s performance to be determined by the Board on an annual basis (the aggregate of all payments made under such bonus arrangements being herein referred to as the “Annual Bonus”).
          (iii) Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all compensation, incentive, employee benefit, welfare and other plans, practices, policies and programs and fringe benefits (collectively, “Employee Benefit Plans”) that are provided or made available by the Company generally to senior executive officers of the Company.
          (iv) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year, pro-rated, in the case of any partial year, for the actual number of days the Executive was employed by the Company during such calendar year.
          (v) Gross Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment by the Company to or for the benefit of the Executive made as a result of the termination by the Company without Cause of Executive’s employment with the Company and its Subsidiaries, whether paid pursuant to the terms of this Agreement or otherwise (a “Payment”), would, in connection with the change of control of the Company occurring as a result of the merger (the “Merger”) of Vaughn Merger Sub, Inc., with and into AT Holdings Corporation which was consummated on the date hereof (and not in connection with any subsequent change of control of the Company that occurs at any time following the consummation of the Merger), be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment, such amount to be used to satisfy such Excise Tax. The Company and the Executive each shall cooperate with the other in connection with the determination of the amount of any Gross-Up Payment provided for herein. Such cooperation shall include without limitation providing the other party access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, that are reasonably requested by the other party.
     3. Termination of Employment.
     (a) Death, Disability or Non-renewal. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period or upon non-renewal of the Employment Period by the Company or Executive as provided in Section 1 above. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice in accordance with Section 7(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the receipt of such notice by the Executive (the “Disability Effective Date”). For purposes of this Agreement, “Disability” shall mean a determination by the Board in its good faith judgment with input from appropriate medical personnel that Executive is unable to substantially perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of 180 days or more in any 365 consecutive day period. The Executive shall co-operate and make himself available for any medical examination reasonably required by the Company with respect to any determination of the Disability of the Executive.
     (b) With or Without Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. Any election by the Company to not renew the Employment Period pursuant to Section 1 will be deemed to be a termination by the Company without Cause. For purposes of this Agreement, “Cause” shall mean:
          (i) Executive is indicted or charged with, or pleads guilty or nolo contendere to, (A) a felony or (B) a crime involving moral turpitude that is either materially detrimental to the Company or that which brings the Company into public disgrace or disrepute;
          (ii) in carrying out his duties hereunder, the Executive engages in conduct that constitutes gross neglect or willful misconduct;
          (iii) the Executive engages in willful misconduct resulting in or intended to result in direct personal gain to Executive at the Company’s expense or that brings the Company into public disgrace or disrepute, or the Executive has made, or is aware of, any material and knowing misrepresentation to V.G.A.T. Investors, LLC (“Parent”) or any of its subsidiaries in any Transaction Document (as defined in that certain Agreement and Plan of Merger, dated the date hereof, by and among Parent, the Company, AT Holdings Corporation, Greatbanc Trust Company, Vaughn Merger Sub, Inc. and Paul R. Keen, as Stockholders’ Representative);

          (iv) the Executive breaches any material provision of this Agreement (including Section 5 hereof) or breaches in any material respect any Company policy governing employee conduct in the workplace, including without limitation, policies relating to the use of illicit drugs, alcohol abuse and sexual harassment, and such breach has not been cured prior to 30 days following notice from the Company;
          (v) the Executive’s repeated refusal to perform duties or responsibilities as reasonably directed by the CEO or the Board in writing; or
          (vi) the Executive’s material breach of a fiduciary obligation to the Company or a material breach of any confidentiality or non-competition obligations.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. Any election by Executive to not renew the Employment Period pursuant to Section 1 will be deemed to be a termination by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of his employment on thirty (30) days’ written notice given by him to the Company following the occurrence of any of the following events, which notice shall be given within 10 days following Executive becoming aware of such occurrence, without his express prior written consent, unless all grounds for termination shall have been fully cured prior to thirty (30) days after he gives notice to the Company requesting cure:
          (i) any failure of the Company to continue Executive as Executive Vice President and General Counsel of the Company;
          (ii) any material diminution in Executive’s responsibilities or authorities under this Agreement or the assignment to Executive of duties that are materially inconsistent with, or materially impair his ability to perform, the duties then assigned to him; or any change in the reporting structure so that Executive is required to report to any person other than the CEO;
          (iii) any material breach by the Company of any of its obligations under this Agreement which has not been cured prior to 30 days following notice from Executive of such breach; or
          (iv) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within thirty (30) days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction.
     (d) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive’s employment is terminated by the Executive, the Date of Termination shall be thirty days after the giving of such notice by the Executive; provided that following receipt of such notice, the Company may elect to immediately terminate the Executive’s employment hereunder and such termination will still be deemed to be a termination by Executive, however, the Date of Termination shall be deemed to be date the Company terminates his employment and (iv) if the Executive’s employment is terminated as a result of non-renewal of the Employment Period by the Company or the Executive pursuant to Section 1, the last day of the then current Employment Period.
     4. Obligations of the Company upon Termination.
     (a) Death or Disability. If, during the Employment Period the Executive’s employment shall terminate on account of death or Disability the Company shall pay to the Executive or his estate:
          (i) the Executive’s Annual Base Salary through the Date of Termination within 30 days after the Date of Termination and, at the time it would otherwise be due to be paid, any Annual Bonus for any fiscal year of the Company that has ended prior to the year in which such termination occurs (“Prior Year’s Bonus”) to the extent not theretofore paid; and
          (ii) an amount equal to the product of (x) the Annual Bonus that would have been paid to the Executive for such fiscal year and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, to the extent not theretofore paid (such amount, the “Accrued Bonus”), at such time as the Annual Bonus would have been paid in the ordinary course;
          (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive or his estate or beneficiaries (A) a cash lump sum amount equal to the product of (x) the Executive’s Annual Base Salary and (y) a fraction, the numerator of which is the number of Executive’s accrued but unused vacation days and the denominator of which is 365 (the “Accrued Vacation Amount”) and (B) any other amounts (including any unreimbursed business expenses) or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (the

Accrued Vacation Amount and such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
     (b) By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive, to the extent not previously paid, (i) his Annual Base Salary through the Date of Termination, (ii) his Prior Year’s Bonus and (iii) the Other Benefits.
     (c) By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason. If, during the Employment Period the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause, other than on account of death or Disability:
          (i) subject to continued compliance by the executive of the covenants set forth in Section 5 hereof, the Company shall pay to the Executive:
     (A) the Executive’s Annual Base Salary through the Date of Termination within 30 days after the Date of Termination and any Prior Year’s Bonus to the extent not theretofore paid; and
     (B) the amount equal to the sum of the Executive’s current Annual Base Salary and Annual Bonus for the preceding fiscal year, payable over the one year period following termination in regular equal installments in accordance with the Company’s general payroll practices;
          (ii) the Company shall provide the Executive with the Other Benefits; and
          (iii) the Company shall provide the Executive continued coverage under the Company’s group health plans until the earlier of (x) the first anniversary of the Date of Termination and (y) the date Executive becomes eligible for comparable coverage under health plans of any successor employer (and, for the avoidance of doubt, the termination date for COBRA purposes will be the first anniversary of the Date of Termination).
     (d) Release. The severance payments and such benefits to be provided by the Company pursuant to this Section 4 shall (i) be in lieu of any other payments by the Company to Executive and (ii) be subject to Executive’s execution (other than in the case of Executive’s death) of a release agreement in substantially the form attached hereto as Exhibit A,
     5. Noncompetition; Nonsolicitation; Etc. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its subsidiaries’ trade secrets and other confidential information concerning the Company and such subsidiaries (collectively, the “Confidential Information”) and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees and acknowledges that:

     (a) Noncompetition. During the Non-Competition Period (as defined below), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) anywhere in the Non Competition Area (defined below) which engages or which proposes to engage in the promotion, development, sale, distribution or production of (i) any aircraft engine fuel pumps, (ii) commercial and military airframe products and services, (iii) aerial refueling pumps, (iv) ground fueling components, (v) fuel management systems, (vi) cryogenic pumps, or (vii) any products or product lines that compete with any of the foregoing or other products or product lines of the Company at any time during the Executive’s employment with the Company or at the time of Executive’s termination of employment with the Company. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). The obligations and covenants contained in this Section 5(a) shall endure so long as Employee is employed by the Company and for a period of two years thereafter. (the “Non-Competition Period”) For the purposes of this Agreement, “Non Competition Area” means anywhere in the world. Notwithstanding the above, Executive shall not be prohibited from owning up to 3% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
     (b) Nonsolicitation. During the Non-Competition Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, including inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its subsidiaries, (ii) hire any person who was an employee of the Company or any subsidiary unless at least twelve months has elapsed since the termination of such employee’s employment with the Company or any subsidiary, as the case may be, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary.
     (c) Confidentiality.
          (i) The continued success of the Company and its subsidiaries and other affiliates depends upon the use and protection of a large body of confidential and proprietary information, including, without limitation, confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form or medium) that is (i) related to the Company’s or its subsidiaries’ or other affiliates’ prior, current or potential business or operations and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data of the Company and its subsidiaries and other affiliates including, without limitation, designs, drawings, photographs and other works and reports (including, without limitation, all Company Works); programs, software, source code, object code, diagrams, flow charts, manuals, documentation and databases; know-how, data, designs, specifications, improvements, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; all technology and trade secrets; information concerning development, acquisition or investment opportunities in or reasonably related to the Company’s or its subsidiaries’ or other affiliates’ business or industry of which Executive is aware or becomes aware during the term of his/her employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s employment with the Company; development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, pricing and cost information, financial and business plans, employee, customer and supplier lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment; and all similar and related information in whatever form or medium.
          (ii) Executive shall not disclose or use for his own account any of such Confidential Information, except as reasonably necessary for the performance of his duties under this Agreement, without the prior written consent of the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s breach or actions in violation of this Agreement or other improper acts or omissions to act or otherwise (ii) is required to be disclosed pursuant to any applicable law or court order, provided, however that, Executive must give Company prompt written notice of any such legal requirement, disclose no more information than is so required and seek confidential treatment where available, and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of Executive’s employment hereunder, or at any other time the Company may request in writing, Executive agrees to deliver to the Company all memoranda, notes, plans, records, reports, notebooks (and similar repositories of or containing Confidential Information) and other documents (and all copies, summaries and extracts thereof, in whatever form or medium) relating to the business or operations of the Company or its subsidiaries or other affiliates or that otherwise constitute Confidential Information, and at any time thereafter, if any such materials are brought to Executive’s attention or Executive discovers them in his possession or control, Executive shall deliver such materials to the Company immediately upon such notice or discovery
     (d) Inventions and Patents. If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, data, processes, methods, programs, systems, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during Executive’s employment by or engagement with the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment or engagement and/or relate to the business or operations, or actual or demonstrably anticipated research or development, of the

Company or its subsidiaries or other affiliates (collectively, the “Company Works”), Executive shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. Executive agrees that he will not use any Company Works for his personal benefit, the benefit of a competitor, or for the benefit of any other person or entity other than the Company. Executive agrees to execute any further documents and take any further actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.
     (e) Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company’s and its subsidiaries’ legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company’s and its subsidiaries’ rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys’ fees, and related expenses incurred by such party. Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.
     (f) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with the Company, (ii) the issuance of certain limited liability company interests of V.G.A.T. Investors, LLC to the Executive and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive acknowledges (i) that the business of the Company and its subsidiaries is international in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
6. Successors.
     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     7. Miscellaneous.
     (a) This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York applicable to contracts entered into and to be performed solely within such State without regard to choice of law considerations. The parties hereto hereby waive, to the fullest extent by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.
     (b) Any disputes with regard to this Agreement that is not resolved by mutual agreement, other than as provided in Section 5(e) hereof, shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in New York City pursuant to the rules of AAA. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and shall be conducted in accordance with the rules and procedures of AAA. Any judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or findings of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocable waives any claim to such damages. The costs of AAA and the arbitrator shall be borne by the Company. Each party shall bear its own costs (including, without limitation, legal fees and fees of any experts) and out-of-pocket expenses.
     (c) all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:
Paul R. Keen
22775 Shaker Blvd.
Shaker Heights, OH 44122-2655
If to the Company:
Argo-Tech Corporation
c/o Vestar Capital Partners IV, L.P.
245 Park Avenue, 41st Floor
New York, New York 10167
Telecopy: (212) 808 4922
Attention: John Woodard
                   General Counsel
and
c/o Greenbriar Equity Group LLC
555 Theodore Fremd Avenue
Rye, New York 10580
Telecopy: (914) 925-9699
Attention: Reginald L. Jones
                   John Daileader
with a copies (which shall not constitute notice to the Company) to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Telecopy: (212) 446-4900
Attention: Michael Movsovich, Esq.
                   Christopher Neumann, Esq.
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
     (d) Subject to the provisions of Section 4(c), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.

     (e) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     (f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (g) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (h) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (i) From and after the Effective Date this Agreement shall supersede any other employment agreement between the parties with respect to the subject matter hereof.
* * * * * * * * *

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Paul R. Keen

PAUL R. KEEN

ARGO-TECH CORPORATION

By:	/s/ Michael S. Lipscomb

Title:	President

Exhibit A
FORM OF RELEASE AGREEMENT
     In consideration of receipt of severance payments and benefits as set forth in Section 4 of the Employment Agreement, dated as of October ___, 2005, by and between Argo-Tech Corporation (the “Company”) and Paul R. Keen (the “Employment Agreement”), I, Paul R. Keen, hereby release and discharge the Company, and each of its employees, officers, directors, stockholders, agents, subsidiaries and other affiliates from, and waive any and all claims, demands, damages, causes of action or suits (collectively, “Claims”) of any kind or nature whatsoever that I may have had or may now have against any of them (including, without limitation, any Claims arising out of or related to my employment with the Company or the termination thereof), whether arising under contract, tort, statute or otherwise, and whether I know of the claim or not, including, without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay for Equal Work Act, and any other applicable federal, state or local statutes, rules, codes, or ordinances. Notwithstanding anything herein to the contrary this release does not cover (i) my rights to the severance payments and benefits provided in Section 4 of the Employment Agreement; (ii) my rights to any vested or accrued benefits or rights under the applicable terms of Company plans, programs, or arrangements; (iii) any Claim by me to enforce the rights arising under or preserved by the Employment Agreement that survive expressly survive termination of my employment; (iv) any Claim by me to enforce indemnification rights as provided in the Company’s articles of incorporation; and (v) my rights in my capacity as an equity holder of V.G.A.T. Investors, LLC and/or AT Holdings Corporation unless such right is terminated by its terms due to the termination of my employment with the Company.
     I have not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against the Company or any of its former or present employees, officers, directors, stockholders, agents, subsidiaries, or affiliates, and any of their successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law growing out of events released hereunder. I shall not seek employment or reemployment with the Company. I acknowledge that I have had at least 21 days to review and consider this release agreement before accepting it. I have been advised to consult with an attorney before signing this release agreement.
     This release agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York applicable to contracts entered into and to be performed solely within such State without regard to choice of law considerations. The parties hereto hereby waive, to the fullest extent by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

Paul R. Keen

Dated:

     Acknowledged and Agreed as of
     ____________, ___:
ARGO-TECH CORPORATION

By:

Name: Title: